Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated December 10, 2003

between

Maxwell Technologies SA, rte de Montena 65,1728 Rossens, Switzerland,

(hereinafter referred to as “Maxwell”)

and

Metar SA en constitution, ch. de la Cornache 1, 1753 Matran, Switzerland,

(hereinafter referred to as “Metar”)

regarding

the assets and liabilities of Maxwell’s capacitor winding machine business

(hereinafter referred to as the “Metar Business”)

PRELIMINARY

WHEREAS, Maxwell is specialized in energy storage components and has 3 business units, namely the production of (i) ultra capacitors, (ii) high volume capacitors and (iii) capacitor winding machines;

WHEREAS, a separate legal entity named Metar SA has been established by Erwin Herren;

WHEREAS, Metar’s corporate purpose is the production of electrical and automatic machines and equipment of all kinds in the field of the machine industry;

WHEREAS, Metar’s share capital amounts to CHF 100’000.          , divided into 10’000 fully paid in registered shares with a par value of CHF 10.           each;

WHEREAS, Maxwell desires to sell and Metar to acquire the Metar Business;

NOW, THEREFORE, the Parties to this agreement agree as follows:

Article 1: Object

(1) Subject to the terms and conditions of this agreement, Maxwell hereby undertakes to sell, assign and transfer the assets and the liabilities of the Metar Business to Metar as hereinafter defined.

(2) In particular, the following property, assets, objects, intellectual property rights and other rights shall be sold, assigned and transferred, provided that they belong to the Metar Business:

(i)                                     all equipments, machines, installations, plant facilities and tools, including spare and appending parts, and all objects of the fixed assets which are located on the site in Matran;

(ii)           all raw materials and supplies, products, inventory and packing material which are located on the site in Matran;

(iii)                               all intellectual property rights in connection with the Metar Business, including but not limited to trade name; expertise, copyrights, trade secrets, proprietary information, models, inventions, know-how, processes and equipments;

(iv)                              all claims which entitle to receive intellectual property rights or licenses based on an agreement or an employment relationship;

(v)                                 all other fixed assets and objects relating to the Metar Business;

(vi)                              all documents and files relating to the hereinbefore stated assets and the agreements listed in art. 1 para. 5.

(3) The work in progress relating to the Metar Business is excluded from this Agreement and shall remain with Maxwell.

(4) Metar hereby agrees to purchase and to receive the assets of the Metar Business from Maxwell.

(5) Metar shall assume the following liabilities relating to the Metar Business and take over the following agreements and be solely responsible for the due fulfillment thereof:

(i)                                     all employment agreements with the employees listed in Attachment 1;

(ii)                                  all warrantee obligations relating to the Metar Business;

(iii)                               all purchase and supply agreements relating to the Metar Business and which are not excluded according to Attachment 2.

(6) Any other liability relating to the Metar Business shall remain with Maxwell.

(7) In case any contracting party refuses to release Maxwell from the obligations arising out of or in connection with the transferred agreement, Maxwell herewith assigns, to the extent possible, all rights in relation with the respective agreements to Metar and Metar undertakes to assume the obligations.

Article 2: Purchase Price

(1) The purchase price for the Metar Business amounts to CHF 402’500. — i.e. CHF 135’000. — for the fixed assets (as listed in art. 2.2.i, 2.2.iii, 2.2.iv and 2.2.v) and CHF 300’000. — for the inventory (as listed in art. 2.2.ii) minus CHF 32’500. — for the warrantee obligations.  The net purchase price is payable on or before Closing Date.

(2) The purchase price for the inventory can be adjusted in case an evaluation as per December 31, 2003 reveals that the value of the inventory is 10% lower or higher than CHF 300’000. — according to the following formula:

(i)                                     80% of the book value if the turnover ratio for the respective item is higher than 5;

(ii)                                  70% of the book value if the turnover ratio for the respective item is between 4 and 5;

(iii)                               60% of the book value if the turnover ratio for the respective item is between 3 and 4;

(iv)                              50% of the book value if the turnover ratio for the respective item is between 2 and 3;

(v)                                 20% of the book value if the turnover ratio for the respective item is between 1 and 2;

(vi)                              10% of the book value if the turnover ratio for the respective item is between 0.5 and 1; and

(vii)                           0% of the book value if the turnover ratio for the respective item is of less than 0.5

(3) The book value of the inventory is enclosed as Attachment 3.

Article 3: Closing Date

(1) The Closing Date of the present Agreement shall be on or before December 31, 2003.

(2) On Closing Date, Metar shall deliver to Maxwell a certificate according to which the net purchase price of CHF 402’500. — has been transferred to Maxwell’s bank account no. 286161-11 with Crédit Suisse Bank in Fribourg.

(3) On Closing Date, Maxwell shall deliver to Metar a certificate signed by its president according to which the sale of the Metar Business to Metar has been approved by Maxwell’s Board of Directors.

Article 4: Transfer Date

(1) The Parties agree that the Metar Business be sold assigned and transferred with effect as of December 31, 2003 (hereinafter referred to as the “Transfer Date”). All rights, benefits and risks with regard to the Metar Business shall vest with Metar as per Transfer Date.

(2) Accordingly, all payables due to material received before Transfer Date is the obligations of Maxwell and all receivables resulting from machines shipped before Transfer Date or relating to the machines listed in art. 6 of this Agreement are owned by Maxwell.

(3) The employment liabilities not assumed by Maxwell as per Transfer Date and to be assumed by Metar after Transfer Date based on the provisions of the Swiss Code of Obligations shall be reimbursed by Maxwell to Metar.

Article 5: Representations and Guaranties

(1) With respect to the Metar Business, Maxwell represents and warrants:

(i)                                     that Maxwell is in good standing;

(ii)                                  that Maxwell has good and valid title to the object of this Agreement and that the Metar assets are free and clear of any rights, privileges, pledges, charges or any other encumbrances in favor of third parties and Maxwell may freely dispose of any interest in the assets without any limitations or restrictions;

(iii)          that Metar will acquire full title on the Metar assets together with all rights and benefits attached thereto;

(iv)                              that no circumstances, including but not limited to pending or threatened actions or claims, have occurred which may have an adverse effect on the Metar Business or their value and that the Metar Business has been manages in the normal course of business since September 30, 2003., i.e. the date of the last interim financial statement; and

(v)                                 that the Metar Business, in particular the inventory and the work in progress, have been and will continue to be managed in the normal course of business until Closing Date.

(2) Maxwell shall not be liable under this Agreement for any undertakings or warranties other than those stipulated in this article 5.

Article 6: Covenants

(1) Maxwell shall not directly or indirectly engage into any business activity which competes with the Metar Business as per Closing Date.  Metar agrees to refrain from engaging into a business activity which competes with Maxwell’s business as per Closing Date.

(2) In case of any breach of this non–competition clause by either Party, the other Party may, in addition to any compensation for damages, request the elimination of the violation.

(3) Metar agrees to assist Maxwell in the due and final execution of the work in progress which is excluded from this Agreement and remains with Maxwell. The commercial terms for Metar’s assistance are as follows:

	Customer	Machine:	Compensation:

(i)	Wima	Twincap	CHF 5’000. —;

(ii)	Icar	Jumbolino	CHF 6’500. —;

(iii)	Duracell	M301 Batt	CHF 33’300. — and 3 return flight tickets to customer site;

(iv)	Metalect	Jumbolino	CHF 48’700. — and one return flight ticket to customer site;

(v)	Sorrento	Jumbolino	CHF 82’700. — and one return flight ticket to customer site

(4) The parties agree that the agreed compensation shall be fixed.  Payment of the compensation shall be made by Maxwell to Metar within 15 days upon receipt by Maxwell of the customer’s final or pro-rata payment in accordance with the customer’s payment scheme.

Article 7: Taxes and Costs

(1) Costs, fees and taxes related to this Agreement shall be borne by the party which incurred such costs, fees and taxes.

Article 8: Applicable Law and Jurisdiction

(1) This Agreement shall be governed by and interpreted in accordance with the laws of Switzerland.

(2) Any dispute arising out of or in connection with the present Agreement, including disputes regarding its conclusion, binding effect, amendment, and termination, shall be exclusively brought before the ordinary courts of the canton of Fribourg, Switzerland, venue being Fribourg.

Article 9: Miscellaneous

(1) Should any of the provisions or articles of this agreement be or become void or be held invalid, all other provisions shall remain in full force and effect and the void and/or invalid provision shall be replaced by a valid provision which shall accomplish as nearly as possible the purpose and the intent of the void and/or invalid provision.

(2) This Agreement contains the entire understanding between the Parties relating to the subject matter contained herein and cancels and supersedes any prior understanding and agreement between the Parties with respect thereto.  Any changes, additions or amendments to the present Agreement shall be made in writing in order to be valid.

(3) Any notification to be made in relation with this Agreement shall be validly made by registered letter to the addresses according to page 1 of this Agreement.

(4) The Parties agree to keep completely secret the terms of this Agreement to the extent that they are not compelled by law or commercial practice to inform third parties, such as, but not limited to, directors, shareholders, authorities, etc.

(5) The employees within the Metar Business shall be informed concerning the transaction pursuant to this Agreement and the information provided is to be agreed upon by the Parties as to form, time and substance.  No public announcement or press release concerning this transaction shall be made by the Parties without the prior consent or approval of the other Party.

(6) The rights under this Agreement are not assignable or transferable without the prior written consent of the other party.

Rossens, December 10, 2003
Place and Date:

/s/Alain Riedo / Richard Balanson	/s/Erwin Herren / Frank Souyris
Maxwell Technologies SA	Metar SA en constitution

Attachment 1

List of Employees

1.               AEBY Marc André

2.               BEAUD Dominique

3.               BEAUD Jéröme

4.               BROILLET Michel

5.               CORPATAUX Michel

6.               FRANCEY Marc

7.               GONCALVES Amilcar

8.               JOLLIET Bernard

9.               Marmy Cyril

10.         MARQUES Paulo

11.         MEYER Stephane

12.         PETRUZIELLO michel

13.         SCHMUTZ Xiaoping

14.         SCIBOZ Marlyse

15.         SPIELMANN André

16.         Thierrin jean-Pascal

17.         VENIER Laurent

18.         WAEBER Guy

19.         ZWAHLEN Claude

Attachment 2

SERVICE DES ACHATS
melar machines	Attachment 2
Maxwell Technologies	LIST OF THE EXCLUDED PURCHASE AND SUPPLY AGREEMENTS

Fournisseur	No. Commande	No article	Désignation	Volume Contrat	Solde en cours	Prix unit.	Prix Total	Coûts D’annulation	Date de création

Amep SA	MCE-903902	305-642	Coulisse	10	4	200	800	x	11.09.00
Credimex	MCE-905985	751-467	Cylindre airpot	80	32	69.5	2’224	S A V	19.03.01
Credimex	MCE-905970	751-473	Verin	120	70	87.8	6’146		16.03.01
Eichenberger AG	MCE-905884	304-974	Vis à pas normal	50	14	175	2’450		14.03.01
GTK Timex Group SA	MCE-905977	304-961	Roue de friction	50	30	110	3’300		16.03.01
GTK Timex Group SA	MCE-900229	19716.4	Rouleau	60	19	30	570		08.11.99
GTK Timex Group SA	MCE-900274	17016.4	Rouleau	30	10	88.4	884		09.11.99
GTK Timex Group SA	MCE-900279	17033.4	Rouleau	120	60	75.4	4’524		09.11.99
GTK Timex Group SA	MCE-900249	13985.4	Rouleau	300	280	30	8’400		09.11.99
GTK Timex Group SA	MCE-902474	5410.4	Rouleau	60	5	48.4	242		09.11.99
GTK Timex Group SA	MCE-903686	17161.4	Rouleau	30	20	59.5	1’190		25.08.00
GTK Timex Group SA	MCE-900236	408-748	Rouleau	10	10	64	640		08.11.99
GTK Timex Group SA	MCE-905976	304-960	Rouleau	30	28	140	3’920		16.03.01
GTK Timex Group SA	MCE-900237	408-749	Rouleau	10	10	73.7	737		08.11.99
GTK Timex Group SA	MCE-900238	409-259-1	Rouleau	10	10	65	650		08.11.99
GTK Timex Group SA	MCE-900239	409-345	Rouleau	10	10	73.8	738		08.11.99
GTK Timex Group SA	MCE-900244	42.7869.4	Rouleau	20	10	72.2	722		08.11.99
GTK Timex Group SA	MCE-900248	5939.4	Rouleau	10	10	68.5	685		08.11.99
GTK Timex Group SA	MCE-900264	14849.4	Rouleau	30	30	48.6	1’458		09.11.99
GTK Timex Group SA	MCE-900277	17032.4	Rouleau	30	14	54	756		09.11.99
GTK Timex Group SA	MCE-900280	17058.4	Rouleau	20	10	97.5	975		09.11.99
GTK Timex Group SA	MCE-900281	17070.4	Rouleau	20	5	39.5	198		09.11.99
GTK Timex Group SA	MCE-900570	410-585	Rouleau	200	200	55	11’000		06.12.99

Fournisseur	No. Commande	No article	Désignation	Volume Contrat	Solde en cours	Prix unit.	Prix Total	Coûts D’annulation	Date de création
Regatron AG	MCE-904383	795-016	Servoregler	25	3	1743	5’229		27.10.00
Regatron AG	MCE-904383	FLF0734311	Servomoleur	25	2	1098	2’196		27.10.00
Regatron AG	MCE-904383	795-017	Leislungskabel	25	9	57	513		27.10.00
Regatron AG	MCE-904383	795-019	Fiche kil	25	6	32	192		27.10.00
Regatron AG	MCE-904383	795-018	Cable encodeur	25	5	130	650		27.10.00
Schaeppi AG	MCE-904034	2.24.250.4	Couleaux	150	100	9.25	925		21.09.00
Schaeppi AG	MCE-907553	409-597	Couleaux	150	35	4.9	172		29.08.01
Schaeppi AG	MCE-904032	14155.4	Couleaux	500	200	9.1	1’820		21.09.00
Schaeppi AG	MCE-904073	409-073	Couleaux	75	0	10.75	—		14.03.01
Schaeppi AG	MCE-904036	408-505	Couleaux	150	49	10.1	495		21.09.00
Schaeppi AG	MCE-000939	25827.4	Couleaux	100	50	11.8	590		15.04.01
Schneeberger	MCE-905958	729-246	Rollischplallen	30	30	158	4’740		14.03.01
Schneeberger	MCE-905929	729-245	Table sur roul.	10	4	414	1’656		14.03.01
Sauler Bachmann	MCE-904373	14112.4	Roue dentée	25	11	169	1’859		25.10.00
SMC	MCE-907220	CH3621	Régulateur ITV	10	4	2057	8’228		01.07.01
Walter Hilbrunn	MCE-906244	305-358	Arbre	60	60	148	8’880		17.04.01

			TOTAL:				82’473

Rotation MCE 1M et 5M du 01.10.02 au 30.09.03

BOOK VALUE INVENTORY           Attachment 3

Taux de rotation	Valeur stock 1M et 5M
0	1’943
Vide	167’675
>0 à <0.5	127’304		0%
de 0.5 à <1	53’542	5’354.16	10%
de 1 à <2	73’450	14’690.08	20%
de 2 à <3	86’332	43’166.23	50%
de 3 à <4	57’148	34’288.73	60%
de 4 à <5	70’444	49’310.63	70%
>5	185’281	148’224.44	80%
Total stock actif	823’118.38	295’034.27
Réserves	168’000.00
Total stk inventàitre	655’118.38